Exhibit 10.2

Welbilt, Inc. 2227 Welbilt Boulevard New Port Richey, FL 34655 USA T +1.727.375.7010 www.welbilt.com

August 9, 2018

PERSONAL AND CONFIDENTIAL

Josef Matosevic

Re:	Additional Interim Compensation

Dear Josef:

In recognition of your assumption of additional duties and responsibilities with Welbilt, Inc. (the “Company”) as the Company’s interim President and Chief Executive Officer, the Company is providing to you an opportunity to earn certain additional compensation (collectively, the “Additional Compensation”).  Although this letter agreement (this “Letter”) sets forth certain terms and conditions of your Additional Compensation opportunity, certain terms and conditions related to the Special RSU Award (as defined below) will be set forth in an award agreement that will be provided to you (the “Award Agreement”).  To acknowledge the Additional Compensation opportunity described herein, please sign and return the enclosed copy of this Letter within seven (7) days of the date of this Letter.

1.         Duties.  Beginning on September 1, 2018 (the “Effective Date”), in addition to your service as Executive Vice President and Chief Operating Officer of the Company, you will serve as interim President and Chief Executive Officer of the Company, faithfully and to the best of your ability to perform the duties assigned to you by the Board of Directors of the Company in its discretion.  Your service as interim President and Chief Executive Officer shall continue until a permanent President and Chief Executive Officer of the Company is appointed or, if earlier, your separation from employment with the Company.

2.         Special Cash Compensation.

(a)
As soon as practicable (but no later than 30 days) following the Effective Date, the Company will pay you a special lump sum cash bonus in an amount equal to $62,500, provided that you remain in continuous employment with the Company until the Effective Date.

(b)
If you remain in the continuous employ of the Company until March 1, 2019, then you will be entitled to an additional cash bonus payout in an amount equal to $62,500 (the “Second Bonus”), which Second Bonus will be paid to you in a lump sum as soon as practicable (but no later than 30 days) following March 1, 2019.  If your continuous employment with the Company ceases prior to March 1, 2019, you will forfeit the Second Bonus; provided, however, that if your continuous employment with the Company is terminated by the Company without “Cause” or by you for “Good Reason” (each as defined in your Employment Agreement, dated as of April 27, 2016, with the Company (the “Employment Agreement”)) prior to March 1, 2019, subject to your compliance with the “Release Agreement” requirement under Section 2.4(b) of the Employment Agreement, the Company will pay the Second Bonus to you in a lump sum as soon as practicable following the effectiveness of such Release Agreement (but in all events within the short-term deferral period for purposes of Section 409A of the Internal Revenue Code of 1986, as amended).

3.         Special RSU Award.  If you remain in the continuous employ of the Company until the Effective Date, you will receive an award of service-based restricted stock units under the Company’s 2016 Omnibus Incentive Plan (the “Equity Plan”) covering a number of shares of the Company’s common stock equal to the quotient of $300,000 divided by the closing price of a share of the Company’s common stock on August 31, 2018 on the principal stock exchange on which it then trades (the “Special RSU Award”).  The Special RSU Award will, in general, vest subject to your continued employment with the Company on the first anniversary of the Effective Date, and will at all times be subject to the terms and conditions of the Equity Plan, the Award Agreement, and the Employment Agreement.

4.         Acknowledgements.  For the avoidance of doubt, the special, one-time compensation described in this Letter is in addition to, and not in lieu of, any compensation that may otherwise be payable to you under the terms of the Employment Agreement, which Employment Agreement will continue in effect in accordance with its terms.  However, you agree and acknowledge that (a) the assignment of interim President and Chief Executive Officer duties to you as described in this Letter, (b) your cessation of duties as interim President and Chief Executive Officer in the event that the Company selects a different person to be appointed as President and Chief Executive Officer, and (c) the failure of the Company to provide you with future compensation opportunities comparable to those provided in this Letter, in each case, will not constitute “Good Reason” for purposes of the Employment Agreement.  In addition, you acknowledge that the special cash compensation described in Paragraph 2 hereof will be disregarded for purposes of calculating any applicable severance compensation under the Employment Agreement.

5.         Tax Withholding.  The Company may withhold from any payments owed to you under this Letter all federal, state, city or other taxes as may be required to be withheld pursuant to any law or governmental regulation or ruling.  Notwithstanding any other provision of this Letter, the Company is not obligated to guarantee any particular tax result for you with respect to any payment provided to you hereunder, and you will be responsible for any taxes imposed on you with respect to any such payment.

6.         Complete Agreement.  This Letter, along with the Employment Agreement, embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersede and preempt any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

7.         Successors and Assigns. This Letter will bind and inure to the benefit of and be enforceable by you, the Company and your and the Company’s respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party.  Notwithstanding the foregoing, you hereby consent to the assignment by the Company of all of its rights and obligations hereunder to (a) any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets or (b) any affiliate of the Company, provided such successor or affiliate assumes the liabilities of the Company hereunder.

8.         Amendment and Waiver.  The provisions of this Letter may be amended or waived only with the prior written consent of the Company and you.

9.         Governing Law.  This Letter will be construed, interpreted and governed in accordance with the laws of Florida without reference to such state’s rules relating to conflicts of law.

10.       Counterparts.  This Letter may be executed in separate counterparts, each of which will be deemed an original, and both of which together will constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

WELBILT, INC.

By:	/s/ Joel H. Horn
Name: Joel H. Horn
Title: EVP, General Counsel and Corporate Secretary

ACKNOWLEDGED AND AGREED, with the effect set forth above,

/s/ Josef Matosevic	8-9-2018
Recipient Name: Josef Matosevic	Date